CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement of Franklin Floating Rate Trust on Form N-2, File No. 333-88213, of our report dated September 8, 1999, on our audit of the financial statements and financial highlights of Franklin Floating Rate Trust, which report is included in the Annual Report to Shareholders for the year ended July 31, 1999, filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."


                                /s/ PricewaterhouseCoopers LLP
                                    PricewaterhouseCoopers LLP


San Francisco, California
November 23, 1999